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                             FOR IMMEDIATE RELEASE

                       For Further Information Contact:
                        Carl E. Berg, President and CEO
                             Michael L. Knapp, CFO
                          Telephone:  (408) 725-0700

                            MISSION WEST PROPERTIES
                                   ANNOUNCES
                    COMPLETION OF SALE OF 6,000,000 SHARES
                                      AND
                   CHANGE IN BOARD OF DIRECTORS AND OFFICERS

     SAN DIEGO, CALIFORNIA, September 2, 1997 -- Mission West Properties (AMEX/PCX: MSW) today announced that it had completed the sale of 6,000,000 shares of newly issued common stock, for $0.15 per share cash, to a group of private investors led by Berg & Berg Enterprises, Inc. (the "Berg Group") of Cupertino, California. Approximately 80 percent of Mission West's outstanding shares are now owned by the Berg Group, who will move the corporation's headquarters to Cupertino.

     In accordance with the terms of the sale, four new members were appointed to the board of directors upon the resignations of the current board. The new board members, appointed on an interim basis, are Berg & Berg Enterprises employees Carl E. Berg, Michael L. Knapp, and Michael J. Orosky, and businessmen Roger Kirk and Keith Cocita. Additionally, current officers of the corporation were replaced with Carl E. Berg as President and Chief Executive Officer and Michael L. Knapp as acting Chief Financial Officer and Corporate Secretary.

     As previously announced on August 5, 1997, the Mission West Board of Directors declared a $3.30 per share cash distribution to shareholders (other than the Berg Group), with a record date of August 28, 1997 and a pay date of October 21, 1997. Because of the magnitude of this special distribution in relation to the market price of the Company's shares, the American Stock Exchange determined that the shares will not trade ex-dividend until October 22, 1997 and that shareholders selling shares between the August 28 record date and the October 21 payment date will transfer the right to receive the distribution along with the underlying shares. During this time, it is expected that the Company's stock will continue to be listed and traded on both the American and Pacific Stock Exchanges.

     Michael M. Earley, former president and director, stated, "We are pleased to successfully conclude this sale to the Berg Group and to return value to our current shareholders, other than the Berg Group, with the distribution to be paid in October. Coupled with the $9.00 distribution paid in February 1997, the shareholders will receive $12.30 this year on a stock that traded around $5.00 per share as recently as a year and a half ago. We wish Carl Berg and the Company the best with future operations."

     Mission West Properties is a former developer and owner of commercial real estate located principally in Southern California. Mission West concluded the sale of all its operating assets earlier this year. Mission West is 44-percent owned by Alarmguard Holdings, Inc. (AMEX: AGD).